Exhibit 10.5

CH2M HILL Companies, Ltd.

Short Term Incentive Plan

Effective January 1, 2000

CH2M HILL Companies, Ltd.

Short Term Incentive Plan

ARTICLE I

INTRODUCTION

1.1 Establishment.  CH2M HILL Companies, Ltd., an Oregon corporation, hereby establishes the CH2M HILL Companies, Ltd. Short Term Incentive Plan (the “Plan”) to award incentive compensation to eligible Participants.

1.2 Purposes.  The purpose of the Plan is to aid in the motivation, recruiting, retention,  and reward of employees.  The Plan benefits provide selected individuals with incentives to inspire individual performance and thereby maximize the annual and long-term financial performance of the CH2M HILL family of companies.

ARTICLE II

DEFINITIONS

2.1 Affiliate means any corporation or other entity that is affiliated with CH2M HILL through stock or other equity ownership or otherwise which is designated by either the Committee or the Board as an entity whose eligible employees, directors, officers, and consultants may be selected to participate in the Plan.  The Committee may select an entity to be designated as an Affiliate if LTD owns directly or indirectly at least 50% of the entity.  The Board, in its sole discretion, may select an entity to be designated as an Affiliate if LTD owns directly or indirectly at least 10% of the entity.

2.2 Available Funds  means those LTD level consolidated funds remaining from gross revenue after all normally accrued operating expenses are deducted (including  LTD expenses and any Profit Center operating costs for units in a startup or investing mode), but prior to accruals for incentive compensation programs, retained earnings and income taxes.

2.3 Award  means a grant of Stock Instruments (as defined below) and/or cash under the Plan.

2.4 Board means CH2M HILL Companies, Ltd. Board of Directors.

2.5 Business Unit means a business group or designated operating entity within CH2M HILL Companies, Ltd., which has  authority to allocate performance incentives among its personnel. As of the Effective Date, CH2M HILL has five business groups: (1) Industrial Business Group, (2) Infrastructure & Environment — Transportation, (3) Infrastructure & Environment — Water, (4) Infrastructure & Environment — Energy, Environment & Systems, and (5) Operations & Management.  Other Business Units include Infrastructure & Environment Regional Operations, Corporate, Kaiser Hill LLC, CH2M HILL Hanford Group and the CH2M HILL Limited Holding Company.   While the specific Business Units may change from

time to time, whether or not a Business Unit is eligible to participate in the STI Plan shall be determined by the Committee based on management’s recommendation.

2.6 Committee  means the O&IC Committee of the Board empowered to take actions with respect to the administration of the Plan as described in Article V of this document.

2.7 CH2M HILL means CH2M HILL family of companies, which includes CH2M HILL Companies, Ltd., and, when appropriate, the Affiliates.

2.8 Effective Date means the effective date of the Plan, which is January 1, 2000.

2.9  LTD   means CH2M HILL Companies, Ltd.

2.10   O&ICP  means the Ownership & Incentive Compensation Program of CH2M HILL Companies, Ltd.

2.11 Participant means an employee, consultant, officer or director designated by the Committee during the term of the Plan to receive one or more Awards under the Plan.

2.12 Plan or STI Plan means the CH2M HILL Companies, Ltd. Short Term Incentive Plan.

2.13 Plan Year means the twelve-month period ending each December 31.

2.14 Profit Center means an operating unit of CH2M HILL designated by the Board as a Profit Center for purposes of applying the Plan, including as of the Effective Date, Industrial Business Group (IBG), Operations and Maintenance Business Group (OMBG), Infrastructure and Environment (I&E) and the holding company of CH2M HILL family of companies, LTD.

2.15 Stock means the common stock of CH2M HILL Companies, Ltd., and any stock issued or issuable subsequent to the Effective Date in substitution for the common stock.

2.16 Stock Instruments means instruments granted under the Plan, which include, subject to the discretion of the Committee:

(a)          Stock or Restricted Stock for domestic engineering services employees,

(b)         SVEUs for domestic ineligible company employees,

(c)          Phantom Stock or international SVEUs for international employees; and

or other instruments approved from time to time by the Board to use for incentive and compensation purposes.

For purposes of these definitions:

•                  Restricted Stock means one share of CH2M HILL common stock granted pursuant to the CH2M HILL Companies, Ltd. Restricted Stock Policy and Administration Plan.

•                  Domestic Engineering Services Employees means those employees (including, without limitation, officers, directors and designated consultants) who work for CH2M HILL  that provide consulting, engineering, and engineering-related services.

•                  SVEU means one unit held in trust under the CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plan or under the CH2M HILL Companies, Ltd. International Deferred Compensation Plan.

•                  Domestic Ineligible Company Employees means those employees (including, without limitation, officers, directors, and designated consultants) who work for CH2M HILL and do not provide consulting, engineering or engineering-related services.

•                  Phantom Stock means a hypothetical interest in the value of one share, denominated in United States dollars, which is granted pursuant to the CH2M HILL Companies, Ltd. Phantom Stock Plan.

•                  International Employees means an individual CH2M HILL employee, director, officer or designated consultant who is not a resident of the United States and whose regular workplace is outside of the United States, determined as of the time of a grant of an Award, except that International shall exclude an individual who is a United States citizen employed by an Affiliate organized in the United States of America, regardless of where he performs services.

2.17 TC or Total Compensation shall mean total compensation payable by CH2M HILL, including salaries, vacation, holidays, and overtime.

ARTICLE III

PARTICIPATION AND AWARDS

3.1 Eligibility for Participation.  The Business Units shall determine which employees, directors, and consultants shall be Participants in the Plan and receive performance, retention or hiring Awards.  The Committee shall oversee and review the award process.  Awards shall be granted as of the date specified in the grant.  Upon determination by the Business Unit to grant an Award to a Participant, the Business Unit shall provide a written notice to the Participant of the terms of the Award granted.

3.2 STI Performance Incentive Awards.

a.             The Business Units may grant an Award to a Participant on the basis of the Participant’s performance.

b.             At the discretion of the Committee, STI performance Awards are generally paid 60% in cash and 40% in Stock Instruments, but may be paid in any cash-to-Stock Instruments ratio or 100% in cash. Any portion of any Award (including cash) may be subject to a vesting schedule. A Participant must be employed on the grant date of the Award in order to be eligible to receive an Award and on the date of the Award payout in order to be eligible to receive the actual payout.

c.             All Awards granted under this Section will reduce or offset the Business Unit’s STI incentive pool for the Plan Year in which the Award vests.

                3.3 Hiring, Retention or Special Incentive Bonus Awards.

a.             The Business Units may grant an Award to a Participant for the purposes of Hiring, Retention  or as Special Incentive at the time the Participant joins CH2M HILL, at the time the Participant is given a new significant and/or strategic assignment, or  at any other appropriate time as determined by the Business Unit.

b.             At the discretion of the Committee, STI, hiring or retention Awards are generally paid 60% in cash and 40% in Stock Instruments, but they may be paid in any cash-to-Stock Instruments ratio or 100% in cash. Any portion of any Award (including cash) may be subject to a vesting schedule, and when the objective of an award is retention, vesting is strongly encouraged.

c.             An Award which is a hiring, retention or special incentive bonus shall be specifically designated as such must be identified as one of the following:

(i)                                     Off Cycle Individual Incentives, often referred to as spot awards, shall mean Awards granted by the Business Unit at times other than annual STI performance grants.  Any Awards in excess of $1,000 generally will be paid in a combination of cash and Stock Instruments.  Off Cycle Individual Incentives will be charged to current operating costs for the Business Unit.

(ii)                                  Special Incentive awards are traditionally designed to meet specific project goals that cannot be met within the confines of the STI performance incentive pool. Individuals participating in Special Incentive programs will normally not be eligible to participate in the STI incentive pool for that Plan Year.  Special Incentives will be charged to current operating costs for the specific Business Unit or project.  All Special Incentive Programs require prior approval of the Committee.

(iii)                               Hiring Incentives are paid at the time the new employee is hired.  These awards will usually be paid in Stock Instruments or in a combination of cash and Stock Instruments.  Hiring Incentives may be paid in the current year, or over multiple years as a retention vehicle, using restricted stock or cash. Hiring Incentives exceeding US $50,000, but not exceeding the value of US $250,000 may be made on direction of the LTD Chief Executive Officer, with concurrence of the Chair of the Committee, based on recommendations from the Business Group President or Regional Operations President, with timely notification to the Committee at its next scheduled meeting.  All Hiring Incentives in excess of US $250,000 require prior approval of the Committee.  All Hiring Incentives will be charged to current operating costs for the Business Unit.  Accruals over the vesting period to level out year-to-year operating costs for the Business Unit will be permitted, provided that the full amount of the Hiring Incentive is taken into account over the years in which it vests.

(iv)                              Multi-year Incentive Guarantees or Commitments are usually paid in the combination of cash and Stock Instruments.  Multi-year Incentive Guarantees or Commitments must be approved in advance by the Chair of the Committee and the Chief Executive Officer of CH2M HILL. All Multi-year Incentive Guarantees or Commitments not exceeding the value of US $250,000 may be made on direction of the Chair of the Committee and LTD Chief Executive Officer, with timely notification to the Committee at its next scheduled meeting.  All Multi-year Incentive Guarantees or Commitments  in excess of US $250,000 require prior approval of the Committee.

d.             Except for Participants in a Special Incentive Program, Participants who receive a Hiring Incentive will be eligible for full participation in the STI incentive pool for that Plan Year based on the Participant’s performance.   Furthermore, Hiring Incentives will not reduce an STI performance bonus amount for which a Participant is eligible in any given year.

e.             Multi-year Incentive Guarantees or Commitments granted under Section 3.3.c(iv) will reduce or offset the Business Unit’s STI performance incentive pool for the Plan Year in which the Award vests.

3.4 Non-Transferability of Awards.  No Award shall be assignable or transferable.

3.5 Restrictions on Transfers of Instruments Upon 100% Vesting.  All Stock Instruments transferred to a Participant in accordance with the Plan will be subject to the terms, conditions, and restrictions on Stock set forth in CH2M HILL’s Articles of Incorporation and Bylaws, as amended from time to time, including: (i) restrictions that grant LTD the right to repurchase shares upon termination of the shareholder’s affiliation with CH2M HILL; (ii) restrictions that grant LTD a right of first refusal if the shareholder wishes to sell shares other than in the Internal Market; and (iii) restrictions that require the approval of LTD for any other sale of shares.

Notwithstanding any other provision of the Plan, LTD will not be required to transfer Stock Instruments to any person if, immediately after the transfer, the recipient would own more Stock Instruments than that person is permitted to own under the Articles of Incorporation and Bylaws of CH2M HILL, as amended from time to time.  The excess of stock instrument awards, above the share limit noted, will be paid to the Participant in cash.

3.6 No Equity Holder Privileges.  No Participant shall have any privileges as an equity holder with respect to any non-vested Stock Instruments.

3.7 Withholding Requirement.  All Awards are subject to withholding of all taxes, government mandated social benefit contributions, or other payments required to be withheld which are applicable to the Participants.

ARTICLE IV

PROFIT CENTER ALLOCATIONS

4.1 STI Pool.  Each Plan Year the Board will establish in its sole discretion each Profit Center’s STI performance incentive pool based on that Profit Center’s contribution to CH2M HILL’s  performance for the Plan Year, based on the Utilization of Funds Policy.  The STI target bonus pool for a Profit Center will not exceed 5.25% of the Plan Year TC for that Profit Center, or such different ceiling percentage as the Board determines from time to time in its sole discretion. Additionally, all Profit Center’s STI incentive pool funding is contingent upon LTD, as a whole, achieving a minimum threshold of 50% of the market target level of LTD Available Funds divided by TC, or such different threshold level as the Board determines from time from time in its sole discretion.  Each individual Profit Center’s incentive pool funding is contingent upon the Profit Center achieving a minimum threshold of 70% of the market target level of LTD Available Funds divided by TC, or such different threshold as the Board determines from time to time, in its sole discretion.

4.2 STI Distribution Methodology. Each Profit Center is responsible for the design and operation of its STI distribution methodology within its respective Business Units. Typically, however, the STI incentive pool for each Profit Center will have broad-based eligibility.  Performance Awards under Section 3.2 will normally be paid during the first quarter of each Plan Year. Awards under Section 3.3 will normally be paid at the time  specified in the Awards.  Each Profit Center and/or Business Unit will recommend an allocation of Awards among its Participants to the Committee, which allocation process will be reviewed by the Committee in its STI awards process oversight role.

4.3 Plan Year for the Award.  The portion of an Award that vests in any given Plan Year will count against the Participant’s Profit Center and/or Business Unit STI performance incentive pool for that Plan Year.  Accruals over the vesting period to level out year-to-year STI impacts will be permitted,  provided that as the full value of the Award is taken into account over the Plan Years in which it vests.

ARTICLE V

PLAN ADMINISTRATION

5.1 Committee.  The Plan shall be administered by the Ownership & Incentive Compensation  (O&IC) Committee, appointed by and serving at the pleasure of the Board.  The Committee shall at all times consist of at least two Directors and shall include other members (which may be either directors or non-directors) as the Board may determine.  The Board may from time to time remove members from or add members to the Committee, and vacancies on the Committee shall be filled by the Board. Members of the Committee may resign at any time upon written notice to the Board.

5.2 Committee Meetings and Actions.  The Committee shall hold meetings at such times and places as it may determine.  A majority of the members of the Committee shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Committee shall be the acts of the Committee and shall be final, binding and conclusive upon all persons, including CH2M HILL, its shareholders, and all persons having any interest in Awards which may be or have been granted pursuant to the Plan.

5.3 Powers of Committee.  The Committee shall, in its sole discretion and on recommendation from the Business Units, (i) approve the Participants from among the eligible employees, directors, officers, and consultants,  (ii) determine the STI performance incentive pool funding for the Profit Centers from which the awards are made, pursuant to the Plan and the Utilization of Funds Policy, (iii) determine the time at which such awards are to be made, and (iv) determine the proportion of cash and stock instruments in which the awards will be paid.  The Committee shall have the full and exclusive right to determine terms and conditions of all awards granted under the Plan and establish such other terms under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee shall determine the form or forms of agreements with Participants that shall evidence the particular provisions, terms, and conditions which need not be identical except as may be provided in the Plan. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of CH2M HILL.

5.4 Interpretation of Plan.  The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including CH2M HILL, its shareholders, and all persons having any interest in Restricted Stock which may be or have been granted pursuant to the Plan.

5.5             Limitation of Liability and Indemnification.

a.               No member of the Committee shall be liable for any action or determination made in good faith.

b.              Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by CH2M HILL Companies, Ltd. against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with CH2M HILL’s approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person shall give CH2M HILL an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf.

ARTICLE VI

ADJUSTMENTS TO AWARDS

6.1 Adjustments to Awards.  Each Award (other than cash) shall be adjusted in accordance with the plans under which all or any portion of the Award was granted in the event of Stock splits, Stock dividends, distributions on Stock, changes in the Stock or similar transactions involving Stock.

ARTICLE VII

REQUIREMENTS OF LAW

7.1 Requirements of Law.  All Awards pursuant to the Plan, the CH2M HILL Companies, Ltd. Restricted Stock Plan, the CH2M HILL Companies, Ltd. Phantom Stock Plan,  the CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plan, the CH2M HILL Companies, Ltd. International Deferred Compensation Plan and other similar plans under which awards are made shall be subject to all applicable laws, rules and regulations.

7.2 Governing Law.  The Plan and all agreements under the Plan, the CH2M HILL Companies, Ltd. Restricted Stock Plan, the CH2M HILL Companies, Ltd. Phantom Stock Plan,  the CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plan, the CH2M HILL Companies, Ltd. International Deferred Compensation Plan shall be construed in accordance with and governed by the laws of the State of Colorado, United States of America.

7.2 Currency.  All Stock Instruments issued under  the Plan  shall be denominated in the currency of the United States of America.

ARTICLE VIII

AMENDMENT, MODIFICATION AND TERMINATION

The Board may amend or modify any provision of the Plan at any time.  The Board may suspend the granting of Awards under the Plan or terminate the Plan at any time.

The Board may determine that any not yet vested Awards granted under the Plan shall be subject to additional and/or modified terms and conditions, and the terms of the Award shall be adjusted accordingly, as may be necessary to comply with or take account of any securities, exchange control, or taxation laws, regulations or practice of any territory which may have application to the relevant Participant.

ARTICLE IX

MISCELLANEOUS

9.1 Gender and Number.  Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

9.2 No Right to Continued Employment.  Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of the Participant’s employment by, or consulting relationship with, CH2M HILL and/or Affiliates, or interfere in any way with the right of CH2M HILL or Affiliates, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an award.  Any Participant who leaves the employment of CH2M HILL shall not be entitled to any compensation for any loss of any right or any benefit or prospective right or benefit under this Plan which the Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

CH2M HILL  hereby agrees to the provisions of the Plan and in witness of its agreement,  by its duly authorized officer has executed the Plan on the date written below.

CH2M HILL Companies, Ltd.
Plan Sponsor

By:

Title:

Date: